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                                                                   EXHIBIT 10.46

               SUMMARY OF DIRECTOR COMPENSATION OF HYBRIDON, INC.

      The director compensation program for the members of the Board of Directors of Hybridon,. Inc. (the "Company") involves the payment of meeting fees, annual retainers and equity compensation.

Meeting Fees

      Members of the Board of Directors who are not employees of the Company are paid $1,250 for personal attendance and $500 for telephonic attendance at Board of Directors and committee meetings. These directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

      The Board has a policy under which non-employee directors may elect to receive meeting fees in cash or in a number of shares of Common Stock determined by dividing the fees for meetings attended by 85% of the fair market value of the Company's Common Stock on the first business day of the quarter following the quarter in which fees are earned.

Annual Retainers

      In addition to meeting fees, the Company pays the Chairman of the Board an annual retainer of $60,000, which is paid in monthly installments, and pays the Chairman of the Audit Committee an annual retainer of $15,000, which is paid in quarterly installments. All other non-employee directors are paid an annual retainer of $10,000, which is paid in quarterly installments.

Equity Compensation

      The Company's amended 1995 Director Stock Option Plan provides for the grant of options to purchase 25,000 shares of Common Stock to each non-employee director upon his or her initial election to the Board of Directors. In addition, each non-employee director receives an automatic quarterly grant of options to purchase 10,000 shares of Common Stock on the first day of each calendar quarter, with options to purchase 3,750 of such shares being granted under the Company's 1995 Director Stock Option Plan and options to purchase 6,250 of such shares being granted under the Company's Amended and Restated 1997 Stock Incentive Plan. All options are granted with exercise prices equal to the fair market value of the Common Stock on the date of grant. All options vest on the first anniversary of the date of grant. The vesting of all options granted will be automatically accelerated upon the occurrence of a change in control of the Company.